SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C.  20549

                             FORM 8-K
         Current Report Pursuant to Section 13 or 15(d) of
                    The Securities Act of 1934

Date of Report (Date of earliest event reported):
                       September 4, 1997.

                 HOME PROPERTIES OF NEW YORK, INC.
-----------------------------------------------------------------
      (Exact name of registrant as specified in its charter)

     Delaware                 1-13136               16-1455126
--------------------         -----------            ----------
(State or other jurisdiction  (Commission        (IRS Employer
 of incorporation)            File Number)    Identification No.)

          850 Clinton Square, Rochester, New York  14604
-----------------------------------------------------------------
       (Address of principal executive offices)  (Zip Code)

Registrant's telephone number, including area code: (716)246-4150

                          Not Applicable
-----------------------------------------------------------------
  (Former name or former address, if changed since last report.)

ITEM  2.  ACQUISITION OR DISPOSITION OF ASSETS

          Home Properties of New York, L.P. (the "Operating Partnership"), a New York limited partnership, of which Home Properties of New York, Inc. ("Home Properties" or "Registrant") is the sole general partner, acquired 13 multifamily residential properties in two unrelated transactions and sold another property to an affiliated partnership in connection with its affordable housing program. Home Properties, the Operating Partnership and their various affiliates are sometimes collectively referred to herein as the "Company."

Acquisition of 1600 East Avenue

          On September 18, 1997, the Company acquired for $9.5 million in cash, the 164-unit apartment community located at 1600 East Avenue in Rochester, New York, which it or its predecessor has managed for the past ten years. The property was acquired from an unaffiliated entity. The high rise community caters to older residents and is approximately 89% occupied and 39 years old. The Company has announced plans to spend approximately $1.8 million to replace windows and otherwise upgrade the building. The prior owner had previously leased the community to 1600 East Avenue Associates, a limited partnership owned by Norman and Nelson Leenhouts, respectively, Chairman and President of Home Properties. As part of the transaction, 1600 East Avenue Associates received a contractual participation in the prior owner's sale proceeds. Upon closing, 1600 East Avenue Associates contributed its remaining leasehold interests to Home Properties and agreed to continue to operate the transportation and meal services provided to residents on an a la carte basis for up to three years. Those services, which have historically operated at a deficit, could have created excessive "tainted income" for the real estate investment trust if provided directly by the Company. The Leenhouts will also guarantee a cumulative minimum return of 9.25% to Home Properties on its investment for the next five years.

Philadelphia Acquisition

          On September 23, 1997, Home Properties acquired 1,750 apartment units located in twelve communities in suburban markets in the area surrounding Philadelphia, Pennsylvania. In connection with the acquisition, the Company paid approximately $13.1 million in cash, assumed approximately $35.1 million in existing mortgage financing and issued approximately 640,000 units of limited partnership interest in the Operating Partnership. The assumed debt carries an average interest rate of 8.3%. Home Properties has agreed with those sellers who acquired partnership interests in the Operating Partnership to repurchase those interests at the request of such sellers during the 180 days period following the closing. Each tendered unit would be repurchased at the greater of (i) the issuance price of $24.28125 per unit; or (ii) until the shares of common stock into which the units of limited partnership interests may be converted are registered, the average closing market price for shares of common stock during the ten trading days preceding the request. A registration statement pertaining to the shares into which such units can be converted will be filed shortly. Due to the adverse tax effects to the sellers if they tender their partnership interests for cash, the Company thinks that it is unlikely that a material number of interests will be tendered in the next six months.

          The newly acquired apartment units are all of masonry construction and have an average age of 28 years. The sellers have represented to the Company that, as of the closing, the units were 94.6% occupied.

          None of the sellers of the Philadelphia properties were affiliated with Home Properties, the Operating Partnership or their directors, officers or affiliates.

Sale of Wedgewood Property

          In connection with the Company's affordable housing programs, on September 23, 1997, the Company sold its 604-unit complex in Columbus, Ohio to an affiliated partnership for $8.3 million in cash. Based on historical cost, the Company will record a book loss of approximately $2 million in connection with the sale. The affiliated partnership also owns Briggs Village Apartments, an adjacent community with 264 apartment units acquired in July for $3.7 million. Portions of the $18.1 million tax-exempt bond financing obtained by the new owner and approximately $5.2 million of anticipated proceeds from the expected sale of tax credits under the federal government's low income housing tax credit program will be used by the new owner to substantially rehabilitate the combined properties. Approximately $8.1 million of physical improvements are planned for the properties. Home Properties will retain a general partner interest in the affiliated partnership and will receive initial development and construction management fees estimated at $2.3 million, ongoing management fees equal to 6% of rental revenues, the majority of future cash flows in excess of debt service, and a substantial participation in the properties' residual value.

          Home Properties Management, Inc. has executed a contract to complete the renovation to the property as well as a guaranty that those renovations will be completed. The Operating Partnership has invested substantially all of the proceeds from the sale into the new affiliated partnership, with such investment anticipated to be returned upon the sale of the tax credits.

          The sale price for the property was principally based on an appraisal conducted by the U.S. Department of Housing and Urban Development in connection with the issuance of the tax-exempt bonds. That appraisal was based, in large part, on the purchase price of $14,000 per unit for the Briggs Village Apartments.


ITEM  5.  OTHER EVENTS

Credit Facility

          On September 4, 1997, the Company entered into a new $50 million unsecured credit facility (the "Credit Facility") with Chase Manhattan Bank ("Chase"), as agent for the lenders, and Manufacturers and Traders Trust Company (M&T), as co-agent. The Company may borrow, repay and reborrow funds under the facility for two years, subject to certain conditions, with a one-year extension available at the option of the Company. Borrowings under the Credit Facility bear interest at LIBOR plus 125 basis points or, at the Company's option, at a money market rate quoted by Chase and acceptable to M&T and the Company. As of September 30, 1997, there was approximately $32.1 million outstanding under the Credit Facility and the effective interest rate on those borrowings had averaged approximately 6.86% per annum. The Credit Facility contains customary conditions and covenants and matures on September 4, 1999 unless extended as provided therein.

Proposed Acquisition

          The Company has entered into a non-binding letter of intent to purchase 3,106 apartment units in eleven communities located in the suburban markets surrounding Detroit, Michigan. The expected purchase price of $105 million includes existing mortgage indebtedness, which the Company expects either to assume or refinance, and units of limited partnership in the Operating Partnership. The Company is negotiating a definitive purchase agreement with the current owners of the properties and anticipates that, if an agreement is reached, the properties will be acquired in the fourth quarter of 1997. There can be no assurance that such acquisition will be consummated or, if consummated, on what terms or at what price.

Amendments to Partnership Agreement

          The partnership agreement governing the Operating Partnership was amended and restated on September 23, 1997 to (a) convert all but 1% of the interest of Home Properties in the Operating Partnership into a limited partnership interest and to transfer that limited partnership interest to a newly formed entity in which Home Properties is the sole beneficial owner and which is treated for federal income tax purposes as a "qualified REIT subsidiary" ("Home Properties QRS"), (b) to admit Home Properties QRS as a limited partner of the Operating Partnership and (c) to amend certain provisions used in calculating the amount to be received by a limited partner exercising the right to tender units to the partnership so that the price for each such unit tendered will, at the option of Home Properties, be either a share of Common Stock or cash equal to the value of a share of Common Stock based on the ten consecutive trading days prior to the date on which the limited partner gives notice of their intention to exercise the right.


Federal Tax Law Changes


          The Taxpayer Relief Act of 1997 modified several of the Internal Revenue Code provisions relating to REITs. Specifically, the 30% gross income test for qualification as a REIT set forth in Section 856(c)(4) of the Internal Revenue Code has been repealed, effective for tax years beginning after August 5, 1997. Consequently, for tax years beginning after August 5, 1997, REITs will not be required to limit their short term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years to less than 30% of the REIT's gross income for each taxable year.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

     a.   Financial Statements of Businesses Acquired.
          None
     b.   Pro Forma Financial Information.
          None.
     c.   Exhibits


          99   Additional Exhibits

               .1 Agreement and Plan of Merger, dated July 31, 1997 between Home Properties of New York, L.P. and Curren Partnership

                            SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  October 3, 1997
                              Home Properties of New York, Inc.



                              By:/s/ Amy L. Tait
                                 ------------------------------
                                 Amy L. Tait,
                                 Executive Vice President